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                                                                   EXHIBIT 99(a)

DANA G. MEAD                 TENNECO
Chairman and                 1010 Milam
Chief Executive Officer      PO Box 2511
                             Houston, Texas 77252 2511

                             Tel 713 757 1111


                                             [LOGO OF TENNECO INC. APPEARS HERE]

February 2, 1996


Dear Shareowner:

     A few days ago Tenneco announced results for the fourth quarter and for all of 1995. Your company earned $4.16 per share in 1995, up 19 percent from $3.49 last year. Our net income of $735 million was the highest since 1988 when the oil company was sold; excluding that sale, the highest since 1981. Our Packaging and Automotive divisions both posted record years in operating income and revenues. The bottom line -- we are continuing to transform and grow value in your company. I've attached the entire press release. Since it will be several weeks before you receive the Annual Report, I wanted to give you a quick update on Tenneco's future direction and our plans for building even more value in Tenneco in 1996 and beyond.

     Looking to 1996 we anticipate that our revenues will grow to nearly $11 billion, up 20 percent, and all of our businesses will show substantially improved income. We have succeeded in creating improved value in each of our companies, as we said we would. We now have a credible set of strategic options available to us to realize more of that value, as we said we would. We are positioned to act once again -- and you can count on further strategic action soon. This commitment to early action is not a sea change in our strategy -- it affirms the success of our strategy, which has enabled us to accelerate our timetable for capturing value for you.

     For two years we have been deliberately refining specific strategic actions and working to create the legal, financial and organizational flexibility to enable Tenneco to maximize shareowner value. We intend to act on a broad range of options: spin-offs -- sales -- public offerings -- mergers -- joint ventures and acquisitions until we are satisfied that our strategic mix and corporate structure indeed maximize value. These actions may include one, two or all of our businesses.

     To put such actions in perspective it's useful to look back and consider our progress. In the autumn of 1991 Tenneco was a company in crisis. Case Corporation, our largest subsidiary at that time, was losing $1 billion a year including restructuring charges and burdened by $3 billion of inventory, bleeding the company's available cash. Albright & Wilson was barely breaking even in the highly volatile specialty chemicals business. Newport News Shipbuilding had no commercial business, did not have the new $3 billion carrier contract, had no frigate program and was facing the complete loss of the future submarine program. Half of Tenneco's revenues were from cyclical businesses. Our consolidated debt was over 80 percent of capital. The company's value had fallen to $3.9 billion by late 1991. When the current management team arrived, we faced a huge challenge, but acting on your behalf, our shareowners, we managed to regain the confidence of the investment community, debt rating agencies, our banks, customers and employees.
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     In late 1991, we set upon a three part strategy -- stop the decline, restore our businesses and Tenneco to consistent profitability and lastly, to build value in our businesses by virtue of performance, thereby creating options to grow shareholder value going forward. Our strategy is working. We have recorded four consecutive years of substantial growth in earnings per share. We have paid off $6 billion of debt, and our industrial debt ratio hit 44 percent in the third quarter last year, the lowest in a decade. We are generating cash even as we reinvest $800 million a year in our businesses. We increased the dividend by 12.5 percent. We have repurchased $646 million of Tenneco stock and we are in the process of buying back 2.5 million more shares. Revenues from cyclical businesses are now less than a third of our sales. In 1995 we created $246 million of economic value added (EVA) in your company. The company's market value has grown to $8.9 billion, up over $5 billion in a little over four years.

     We have moved aggressively on our strategy. I assumed the additional task of Chairman and CEO of Case Corporation in the fall of 1992. Three months later we launched a dramatic $920 million restructuring that led to what some observers have called "the most dramatic industrial turnaround of the decade." This was not the slash and burn, sell and forget strategy now in vogue -- this was the fundamental rebuilding of a major American company -- a highly successful one with an impressive payback for your restructuring investment. Just seven months after the Case public stock offering in 1994, we sold Albright & Wilson on the London Exchange receiving over $800 million for a company that earned only $9 million in 1991. By the time we sell the remaining 21 percent of Case stock we own, we will have realized over $4 billion in benefits -- value created from a company we could not sell for $1 plus its debt four years earlier.

     The $2.3 billion in proceeds from Case, A&W and other small non-core dispositions have been invested in less cyclical, higher-margin, faster-growing
parts of our Packaging, Automotive and non-regulated Energy divisions.   We have
also used the money to continue to purchase Tenneco shares -- $700 million worth by mid-1996. The largest of our acquisitions has been the purchase of Mobil Plastics division in late 1995 -- a terrific addition which was accretive to earnings from the start, contributing $15 million to our 1995 results in only six weeks.

     In business strategy and transformation, as in history, the past is prologue. Our past success is a strong platform for the future. Looking ahead, we must accelerate our efforts for realizing value for you and building value in our stock price. I am not satisfied that all we have accomplished and all the value we have created have been adequately reflected in the market value of Tenneco stock. An analyst recently called Tenneco "A powerful unappreciated restructuring story." I will not be complacent about seeking appreciation, and I will continue to insist that our management intensity and operational performance yield the results that you deserve as owners of Tenneco.

     I appreciate your support. We work to earn and to keep it. Our overriding goal is to build and achieve shareowner value. Our interests are aligned with yours; our compensation is keyed to the performance of Tenneco stock. We will do all we can to continue our progress and to merit the decision you have made to own Tenneco. I hope you will retain and add to your stake in your company.

Sincerely,

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